                                  BEXLEY HOUSE
                             2877 EAST BROAD STREET
                                 COLUMBUS, OHIO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                              AS OF APRIL 30, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: BEXLEY HOUSE
    2877 EAST BROAD STREET
    COLUMBUS, FRANKLIN COUNTY, OHIO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 64 units with a total of 72,154 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 2.023 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 82% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                LETTER OF TRANSMITTAL  PAGE 2
BEXLEY HOUSE, COLUMBUS, OHIO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective April 30, 2003 is:

                                  ($4,400,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.
                             -s- BRIAN JOHNSON
                                 -------------
June 30, 2003                Brian Johnson, MAI
#053272                      Managing Principal, Real Estate Group

Report By:
Richard Mupo

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
BEXLEY HOUSE, COLUMBUS, OHIO

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .............................................                4
Introduction ..................................................                9
Area Analysis .................................................               11
Market Analysis ...............................................               14
Site Analysis .................................................               16
Improvement Analysis ..........................................               16
Highest and Best Use ..........................................               17

                                    VALUATION

Valuation Procedure ...........................................               18
Sales Comparison Approach .....................................               20
Income Capitalization Approach ................................               26
Reconciliation and Conclusion .................................               37

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications

General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 4
BEXLEY HOUSE, COLUMBUS, OHIO

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                     Bexley House
LOCATION:                          2877 East Broad Street
                                   Columbus, Ohio

INTENDED USE OF ASSIGNMENT:        Court Settlement
PURPOSE OF APPRAISAL:              "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:                Fee simple estate

DATE OF VALUE:                     April 30, 2003
DATE OF REPORT:                    June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:

SITE:

  Size:                            2.023 acres, or 88,122 square feet
  Assessor Parcel No.:             090-005526-00
  Floodplain:                      Community Panel No. 390168-260G (August 2,
                                   1995) Flood Zone X, an area outside the
                                   floodplain.
  Zoning:                          PUR (Planned Unit Residential)

BUILDING:

  No. of Units:                    64 Units
  Total NRA:                       72,154 Square Feet
  Average Unit Size:               1,127 Square Feet
  Apartment Density:               31.6 units per acre
  Year Built:                      1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                            Market Rent
                        Square        -----------------------      Monthly          Annual
  Unit Type              Feet         Per Unit         Per SF       Income          Income
===========================================================================================
1Br/1Ba - 1A10             728        $    839        $   1.15     $ 15,102        $181,224
2Br/2Ba - 2A20           1,060        $  1,039        $   0.98     $  8,312        $ 99,744
2Br/2Ba - 2B20           1,222        $  1,179        $   0.96     $ 28,296        $339,552
3Br/2Ba - 3A20           1,367        $  1,289        $   0.94     $  7,734        $ 92,808
3B/2.5Ba- 3A25           1,630        $  1,359        $   0.83     $ 10,872        $130,464
-------------------------------------------------------------------------------------------
                                                         Total     $ 70,316        $843,792
===========================================================================================

OCCUPANCY:                               82%
ECONOMIC LIFE:                           45 Years
EFFECTIVE AGE:                           12 Years
REMAINING ECONOMIC LIFE:                 33 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
BEXLEY HOUSE, COLUMBUS, OHIO

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

  [EXTERIOR - VIEW FROM STREET PICTURE]     [EXTERIOR - WEST BUILDING PICTURE]


                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
BEXLEY HOUSE, COLUMBUS, OHIO

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:

  As Vacant:                Hold for future multi-family development
  As Improved:              Continuation as its current use

METHOD OF VALUATION:        In this instance, the Sales Comparison and Income
                            Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
BEXLEY HOUSE, COLUMBUS, OHIO

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                                                  Amount                   $/Unit
                                                                  ------                   ------
DIRECT CAPITALIZATION
Potential Rental Income                                     $          843,792            $13,184
Effective Gross Income                                      $          860,364            $13,443
Operating Expenses                                          $          442,058            $ 6,907            51.4% of EGI
Net Operating Income:                                       $          399,106            $ 6,236

Capitalization Rate                                                       9.50%

DIRECT CAPITALIZATION VALUE                                 $        4,100,000 *          $64,063 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                                                        10 years
2002 Economic Vacancy                                                        2%
Stabilized Vacancy & Collection Loss:                                        6%
Lease-up / Stabilization Period                                            N/A
Terminal Capitalization Rate                                             10.25%
Discount Rate                                                            11.50%
Selling Costs                                                             2.00%
Growth Rates:
  Income                                                                  3.00%
  Expenses:                                                               3.00%
DISCOUNTED CASH FLOW VALUE                                  $        4,400,000 *          $68,750 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE                      $        4,400,000            $68,750 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)                        $39,162 to $65,972
  Range of Sales $/Unit (Adjusted)                          $51,802 to $69,271
VALUE INDICATION - PRICE PER UNIT                           $        4,200,000 *          $65,625 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales                              5.51 to 6.96
  Selected EGIM for Subject                                               5.75
  Subject's Projected EGI                                   $          860,364
EGIM ANALYSIS CONCLUSION                                    $        4,900,000 *          $76,563 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION                            $        4,400,000 *          $68,750 / UNIT

RECONCILED SALES COMPARISON VALUE                           $        4,400,000            $68,750 / UNIT

-----------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                    EXECUTIVE SUMMARY  PAGE 8
BEXLEY HOUSE, COLUMBUS, OHIO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:

  Price Per Unit                                            $        4,200,000
  NOI Per Unit                                              $        4,400,000
  EGIM Multiplier                                           $        4,900,000

INDICATED VALUE BY SALES COMPARISON                         $        4,400,000            $68,750 / UNIT

INCOME APPROACH:

  Direct Capitalization Method:                             $        4,100,000
  Discounted Cash Flow Method:                              $        4,400,000

INDICATED VALUE BY THE INCOME APPROACH                      $        4,400,000            $68,750 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:                        $        4,400,000            $68,750 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
BEXLEY HOUSE, COLUMBUS, OHIO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2877 East Broad Street, Columbus, Franklin County, Ohio. Columbus identifies it as 090-005526-00.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Richard Mupo on April 30, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Richard Mupo performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Richard Mupo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of April 30, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                        INTRODUCTION  PAGE 10
BEXLEY HOUSE, COLUMBUS, OHIO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

     MARKETING PERIOD:        6 to 12 months
     EXPOSURE PERIOD:         6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Bexley House LP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 11
BEXLEY HOUSE, COLUMBUS, OHIO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Columbus, Ohio. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - St. James Road
West   - Parkview Avenue
South  - Main Street
North  - East Broad Street

MAJOR EMPLOYERS

Major employers in the subject's area include State of Ohio, Ohio State University, Federal Gov., Nationwide Insurance, and Bank One. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                       AREA ANALYSIS  PAGE 12
BEXLEY HOUSE, COLUMBUS, OHIO

                            NEIGHBORHOOD DEMOGRAPHICS

                                                               AREA
                                           --------------------------------------------
             CATEGORY                      1-MI. RADIUS   3-MI. RADIUS      5-MI. RADIUS                  MSA
=================================================================================================================
POPULATION TRENDS
Current Population                            18,122         107,029           279,263                 1,572,971
5-Year Population                             17,960         102,856           270,631                 1,660,843
% Change CY-5Y                                  -0.9%           -3.9%             -3.1%                      5.6%
Annual Change CY-5Y                             -0.2%           -0.8%             -0.6%                      1.1%

HOUSEHOLDS
Current Households                             7,489          45,092           118,793                   629,122
5-Year Projected Households                    7,446          44,394           118,546                   678,975
% Change CY - 5Y                                -0.6%           -1.5%             -0.2%                      7.9%
Annual Change CY-5Y                             -0.1%           -0.3%              0.0%                      1.6%

INCOME TRENDS
Median Household Income                      $35,289        $ 30,378          $ 30,225                $   45,736
Per Capita Income                            $26,720        $ 19,390          $ 18,852                $   24,105
Average Household Income                     $64,799        $ 45,792          $ 44,417                $   60,267

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                               AREA
                                           --------------------------------------------
             CATEGORY                      1-MI. RADIUS   3-MI. RADIUS      5-MI. RADIUS                  MSA
=================================================================================================================
HOUSING TRENDS
% of Households Renting                        44.81%         44.15%             48.14%                  35.12%
5-Year Projected % Renting                     44.14%         43.86%             47.72%                  34.33%

% of Households Owning                         45.46%         45.09%             41.69%                  59.14%
5-Year Projected % Owning                      46.30%         45.48%             42.27%                  60.33%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
BEXLEY HOUSE, COLUMBUS, OHIO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Multi-Family Residential
South  - Single-Family Residential
East   - Single-Family Residential
West   - Single-Family Residential

CONCLUSIONS

The subject is well located within the city of Columbus. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                     MARKET ANALYSIS  PAGE 14
BEXLEY HOUSE, COLUMBUS, OHIO

                                 MARKET ANALYSIS

The subject property is located in the city of Columbus in Franklin County. The overall pace of development in the subject's market is more or less stable. The pace of multi-family development was strong over the past several years and well into 2002. As a result, occupancy levels have dropped over the past several months. The following table illustrates historical occupancy rates for the subject's market.

                              HISTORICAL OCCUPANCY

Period                               Region                   Submarket
=======================================================================
Apr-03                                91.5%                     90.2%
Oct-02                                92.2%                     90.2%
Apr-02                                93.2%                     92.2%
Oct-01                                94.0%                     93.5%

Source - Apartment Realty Advisors Midwest, Inc.

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has underperformed the overall market. Occupancy has been on a general decline since early 2001 due to a weak and stagnant economy, increasing new development and declining absorption rates. New construction appears to have slowed and the market is likely to stabilize over the next 12 months. Rental concessions equal to one free month of rent are typical, and are likely to remain in place until the market recovers. The subject's submarket has slightly underperformed the overall market over the past few years due to competition from more desirable submarkets to the north. Occupancy for Class B properties tends to be higher than that of newer Class A product.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period                       Region        % Change        Submarket       % Change
===================================================================================
Apr-01                       $610              -             $546              -
Apr-02                       $620            1.6%            $557            2.0%
Apr-03                       $630            1.6%            $566            1.6%

Source - Apartment Realty Advisors Midwest, Inc.

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
BEXLEY HOUSE, COLUMBUS, OHIO

                             COMPETITIVE PROPERTIES

No.          Property Name    Units     Ocpy.   Year Built       Proximity to subject
=======================================================================================
R-1          Parkview Arms    103      100%     1966 - 1976   1 Mile to the Southwest
R-2          Parkhill         137       95%     1990          2+ Miles to the Southeast
R-3          The Meridian     480       95%     2000          2+ Miles to the West
Subject      Bexley House      64       82%     1972

Rents have shown very modest increases over the past two years. Net effective rents have actually declined slightly in recent months due to concessions being offered by most property managers. Rent growth will likely be minimal over the next twelve months but should rebound to pace inflation as the market recovers.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
BEXLEY HOUSE, COLUMBUS, OHIO

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   2.023 acres, or 88,122 square feet
  Shape                       Rectangular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
    Community Panel           390168-260G, dated August 2, 1995
    Flood Zone                Zone X
  Zoning                      PUR, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                                         ASSESSED VALUE - 2002
                               ----------------------------------------        TAX RATE /         PROPERTY
PARCEL NUMBER                    LAND       BUILDING           TOTAL           MILL RATE            TAXES
==========================================================================================================
090-005526-00                  $164,680     $919,490         $1,084,170        0.08950            $97,032

IMPROVEMENT ANALYSIS

  Year Built                  1972
  Number of Units             64
  Net Rentable Area           72,154 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Reinforced concrete block
    Exterior Walls            Brick or masonry
    Roof                      Built-up asphalt with or without gravel over a
                              reinforced concrete beams structure
  Project Amenities           Amenities at the subject include a laundry room,
                              business office, and parking area.

  Unit Amenities              Individual unit amenities include a cable TV
                              connection, and washer dryer connection.
                              Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION  PAGE 17
BEXLEY HOUSE, COLUMBUS, OHIO

Unit Mix:

                                                                     Unit Area
  Unit Type                               Number of Units            (Sq. Ft.)
==============================================================================
1Br/1Ba - 1A10                                   18                     728
2Br/2Ba - 2A20                                    8                   1,060
2Br/2Ba - 2B20                                   24                   1,222
3Br/2Ba - 3A20                                    6                   1,367
3B/2.5Ba- 3A25                                    8                   1,630

Overall Condition                         Average
Effective Age                             12 years
Economic Life                             45 years
Remaining Economic Life                   33 years
Deferred Maintenance                      None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 64-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
BEXLEY HOUSE, COLUMBUS, OHIO

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
BEXLEY HOUSE, COLUMBUS, OHIO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
BEXLEY HOUSE, COLUMBUS, OHIO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
BEXLEY HOUSE, COLUMBUS, OHIO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                       COMPARABLE               COMPARABLE                 COMPARABLE
        DESCRIPTION               SUBJECT                 I - 1                    I - 2                      I - 3
=================================================================================================================================
Property Name                 Bexley House             Shaker Square Apts       River Oaks                  Woodside Place

LOCATION:
  Address                     2877 East Broad Street   280 Barkley Place West   2299 River Oaks Drive       3280 Tivoli Court

  City, State                 Columbus, Ohio           Columbus, Ohio           Columbus, Ohio              Columbus, Ohio
  County                      Franklin                 Franklin                 Franklin                    Franklin
PHYSICAL CHARATERISTICS:
  Net Rentable Area (SF)      72,154                   211,200                  275,516                     82,302
  Year Built                  1972                     1970                     1998                        1986
  Number of Units             64                       194                      288                         112
  Unit Mix:                        Type          Total     Type        Total      Type             Total      Type        Total
                              1Br/1Ba - 1A10       18  2Br.1.5Ba        194     1Br/1Ba             144     1Br/1Ba        56
                              2Br/2Ba - 2A20        8                           2Br/2Ba             114     2Br/1Ba        56
                              2Br/2Ba - 2B20       24                           3Br/2Ba              30
                              3Br/2Ba - 3A20        6
                              3B/2.5Ba-3A25         8

  Average Unit Size (SF)      1,127                    1,089                    957                         735
  Land Area (Acre)            2.0230                   12.5900                  24.3360                     7.6800
  Density (Units/Acre)        31.6                     15.4                     11.8                        14.6
  Parking Ratio (Spaces/Unit) 1.39                     1.18                     2.10                        1.50
  Parking Type (Gr., Cov.,
  etc.)                       Open Covered             Open, Covered            Open, Covered, Garage       Open, Garage
CONDITION:                    Average                  Average                  Good                        Average
APPEAL:                       Good                     Average                  Good                        Average
AMENITIES:
  Pool/Spa                    No/No                    Yes/No                   Yes/No                      No/No
  Gym Room                    No                       No                       No                          No
  Laundry Room                Yes                      No                       No                          Yes
  Secured Parking             No                       No                       No                          No
  Sport Courts                No                       No                       No                          No
  Washer/Dryer Connection     Yes                      Yes                      Yes                         Yes
                                                       Clubhouse                Clubhouse

OCCUPANCY:                    82%                      95%                      95%                         95%
TRANSACTION DATA:
  Sale Date                                            September, 2002          March, 2003                 April, 2002
  Sale Price ($)                                       $7,597,500               $19,000,000                 $4,445,000
  Grantor                                              Square Shaker LP         River Oaks Investors LLC    Woodside Place Ltd.

  Grantee                                              Everest Shaker Square LP Bronx River Oaks LLC        Woodeside/Core LLC

  Sale Documentation                                   Doc. #200209300243330     Doc. #200303280089789      Doc. #200204090090064
  Verification                                         Buyer                     Seller                     Buyer
  Telephone Number                                     (614) 866-8872            (614) 792-2770             (614) 221-1857
ESTIMATED PRO-FORMA:                                     Total $  $/Unit  $/SF    Total $   $/Unit  $/SF     Total $ $/Unit  $/SF
  Potential Gross Income                               $1,451,880 $7,484 $6.87   $2,871,828 $9,972 $10.42   $777,840 $6,945 $9.45
  Vacancy/Credit Loss                                  $   72,594 $  374 $0.34   $  143,591 $  499 $ 0.52   $ 38,893 $  347 $0.47
  Effective Gross Income                               $1,379,286 $7,110 $6.53   $2,728,237 $9,473 $ 9.90   $738,947 $6,598 $8.98
  Operating Expenses                                   $  514,477 $2,652 $2.44   $1,094,400 $3,800 $ 3.97   $328,788 $2,936 $3.99
  Net Operating Income                                 $  864,809 $4,458 $4.09   $1,633,837 $5,673 $ 5.93   $410,159 $3,662 $4.98
NOTES:                                                 None                      None                       None

  PRICE PER UNIT                                              $39,162                      $65,972               $39,688
  PRICE PER SQUARE FOOT                                       $ 35.97                      $ 68.96               $ 54.01
  EXPENSE RATIO                                                  37.3%                        40.1%                 44.5%
  EGIM                                                           5.51                         6.96                  6.02
  OVERALL CAP RATE                                              11.38%                        8.60%                 9.23%
  Cap Rate based on Pro Forma or Actual Income?             PRO FORMA                    PRO FORMA              PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
BEXLEY HOUSE, COLUMBUS, OHIO

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $39,162 to $65,972 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $51,802 to $69,271 per unit with a mean or average adjusted price of $60,797 per unit. The median adjusted price is $61,317 per unit. Based on the following analysis, we have concluded to a value of $67,000 per unit, which results in an "as is" value of $4,200,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
BEXLEY HOUSE, COLUMBUS, OHIO

SALES ADJUSTMENT GRID

                                                       COMPARABLE               COMPARABLE                 COMPARABLE
        DESCRIPTION               SUBJECT                 I - 1                    I - 2                      I - 3
==============================================================================================================================
  Property Name             Bexley House             Shaker Square Apts       River Oaks                  Woodside Place

  Address                   2877 East Broad Street   280 Barkley Place West   2299 River Oaks Drive       3280 Tivoli Court

  City                      Columbus, Ohio           Columbus, Ohio           Columbus, Ohio              Columbus, Ohio
  Sale Date                                          September, 2002          March, 2003                 April, 2002
  Sale Price ($)                                     $7,597,500               $19,000,000                 $4,445,000
  Net Rentable Area (SF)    72,154                   211,200                  275,516                     82,302
  Number of Units           64                       194                      288                         112
  Price Per Unit                                     $39,162                  $65,972                     $39,688
  Year Built                1972                     1970                     1998                        1986
  Land Area (Acre)          2.0230                   12.5900                  24.3360                     7.6800
  VALUE ADJUSTMENTS         DESCRIPTION              DESCRIPTION         ADJ. DESCRIPTION           ADJ.  DESCRIPTION       ADJ.
  Property Rights Conveyed  Fee Simple Estate        Fee Simple Estate    0%  Fee Simple Estate      0%   Fee Simple Estate  0%
  Financing                                          Cash To Seller       0%  Cash To Seller         0%   Cash To Seller     0%
  Conditions of Sale                                 Arm's Length         0%  Arm's Length           0%   Arm's Length       0%
  Date of Sale (Time)                                09-2002              2%  03-2003                0%   04-2002            3%
VALUE AFTER TRANS. ADJUST.
  ($/UNIT)                                                   $39,848                   $65,972                  $40,878

  Location                                           Comparable           0%  Inferior               5%   Inferior          10%
  Number of Units           64                       194                 10%  288                   10%   112                5%
  Quality / Appeal          Good                     Inferior            20%  Comparable             0%   Inferior          10%
  Age / Condition           1972                     1970 / Average       0%  1998 / Good          -10    1986 / Average     0%
  Occupancy at Sale         82%                      95%                  0%  95%                    0%   95%                0%
  Amenities                 Good                     Comparable           0%  Superior              -5%   Inferior          10%
Average Unit Size (SF)      1,127                    1,089                0%  957                    5%   735               15%
PHYSICAL ADJUSTMENT                                                      30%                         5%                     50%
FINAL ADJUSTED VALUE
  ($/UNIT)                                                   $51,802                   $69,271                  $61,317

SUMMARY

VALUE RANGE (PER UNIT)          $ 51,802       TO        $69,271
MEAN (PER UNIT)                 $60,797
MEDIAN (PER UNIT)               $61,317
VALUE CONCLUSION (PER UNIT)     $67,000

VALUE OF IMPROVEMENT & MAIN SITE                        $4,288,000
  PV OF CONCESSIONS                                    -$   61,000
VALUE INDICATED BY SALES COMPARISON APPROACH            $4,227,000
ROUNDED                                                 $4,200,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
BEXLEY HOUSE, COLUMBUS, OHIO

                             NOI PER UNIT COMPARISON


                             SALE PRICE                      NOI/        SUBJECT NOI
COMPARABLE      NO. OF       ==========                   ============================  ADJUSTMENT     INDICATED
    NO.         UNITS        PRICE/UNIT     OAR           NOI/UNIT      SUBJ. NOI/UNIT    FACTOR       VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------
   I-1           194         $ 7,597,500   11.38%        $  864,809      $399,106         1.399         $54,785
                             $    39,162                 $    4,458      $  6,236
   I-2           288         $19,000,000    8.60%        $1,633,837      $399,106         1.099         $72,519
                             $    65,972                 $    5,673      $  6,236
   I-3           112         $ 4,445,000    9.23%        $  410,159      $399,106         1.703         $67,582
                             $    39,688                 $    3,662      $  6,236

                 PRICE/UNIT                             VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
===========================================================================================================
   Low            High      Average       Median        Estimated Price Per Unit                 $   70,000
                                                        Number of Units                                  64
$54,785         $72,519     $64,962      $67,582
                                                        Value                                    $4,480,000
                                                         PV of Concessions                      -$   61,000
                                                        Value Based on NOI Analysis              $4,419,000
                                                                                    Rounded      $4,400,000

The adjusted sales indicate a range of value between $54,785 and $72,519 per unit, with an average of $64,962 per unit. Based on the subject's competitive position within the improved sales, a value of $70,000 per unit is estimated. This indicates an "as is" market value of $4,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                           SALE PRICE
COMPARABLE       NO. OF    ==========      EFFECTIVE     OPERATING                 SUBJECT
   NO.           UNITS     PRICE/UNIT     GROSS INCOME    EXPENSE         OER   PROJECTED OER    EGIM
-----------------------------------------------------------------------------------------------------
I-1               194     $ 7,597,500      $1,379,286    $  514,477      37.30%                  5.51
                          $    39,162

I-2               288     $19,000,000      $2,728,237    $1,094,400      40.11%     51.38%       6.96
                          $    65,972

I-3               112     $ 4,445,000      $  738,947    $  328,788      44.49%                  6.02
                          $    39,688

                          EGIM                               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
===================================================================================================================
Low               High    Average          Median        Estimate EGIM                                         5.75
                                                         Subject EGI                                     $  860,364
5.51              6.96     6.16            6.02

                                                         Value                                           $4,947,096
                                                           PV of Concessions                            -$   61,000
                                                                                                        -----------

                                                         Value Based on EGIM Analysis                    $4,886,096

                                                                                           Rounded       $4,900,000

                                                                Value Per Unit                           $   76,563

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
BEXLEY HOUSE, COLUMBUS, OHIO

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 51.38% before reserves. The comparable sales indicate a range of expense ratios from 37.30% to 44.49%, while their EGIMs range from 5.51 to 6.96. Overall, we conclude to an EGIM of 5.75, which results in an "as is" value estimate in the EGIM Analysis of $4,900,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $4,400,000.

Price Per Unit                                        $4,200,000
NOI Per Unit                                          $4,400,000
EGIM Analysis                                         $4,900,000

Sales Comparison Conclusion                           $4,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
BEXLEY HOUSE, COLUMBUS, OHIO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
BEXLEY HOUSE, COLUMBUS, OHIO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                               Average
                         Unit Area       ------------------
  Unit Type              (Sq. Ft.)       Per Unit    Per SF     %Occupied
=========================================================================
1Br/1Ba - 1A10               728           $745       $1.02       90.0%
2Br/2Ba - 2A20              1060           $750       $0.71        8.0%
2Br/2Ba - 2B20              1222           $810       $0.66       93.0%
3Br/2Ba - 3A20              1367           $955       $0.70      100.0%
3B/2.5Ba- 3A25              1630           $920       $0.56       91.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
BEXLEY HOUSE, COLUMBUS, OHIO

                                  RENT ANALYSIS

                                                                       COMPARABLE RENTS
                                                            -------------------------------------
                                                                  R-1             R-2      R-3
                                                            -------------------------------------
                                                                Parkview                   The
                                                                  Arms         Parkhill  Meridian
                                                            -------------------------------------
                                          SUBJECT  SUBJECT          COMPARISON TO SUBJECT
                           SUBJECT UNIT   ACTUAL   ASKING   -------------------------------------
      DESCRIPTION              TYPE        RENT     RENT    Slightly Inferior  Superior  Superior   MIN     MAX     MEDIAN   AVERAGE
====================================================================================================================================
Monthly Rent              1BR/1BA - 1A10  $  745   $   909      $   695                  $    878  $  695  $  878  $    786  $   786
Unit Area (SF)                               728       728          819                       760     760     819       789      789
Monthly Rent Per Sq. Ft.                  $ 1.02   $  1.25      $  0.85                  $   1.16  $ 0.85  $ 1.16  $   1.00  $  1.00

Monthly Rent              2BR/2BA - 2A20  $  750   $ 1,049                               $  1,010  $1,010  $1,010  $  1,010  $ 1,010
Unit Area (SF)                             1,060     1,060                                  1,022   1,022   1,022     1,022    1,022
Monthly Rent Per Sq. Ft.                  $ 0.71   $  0.99                               $   0.99  $ 0.99  $ 0.99  $   0.99  $  0.99

Monthly Rent              2BR/2BA - 2B20  $  810   $ 1,199      $   885        $  1,245  $  1,185  $  885  $1,245  $  1,185  $ 1,105
Unit Area (SF)                             1,222     1,222        1,152           1,483     1,164   1,152   1,483     1,164    1,266
Monthly Rent Per Sq. Ft.                  $ 0.66   $  0.98      $  0.77        $   0.84  $   1.02  $ 0.77  $ 1.02  $   0.84    $0.88

Monthly Rent              3BR/2BA - 3A20  $  955   $ 1,299                               $  1,450  $1,450  $1,450  $  1,450  $ 1,450
Unit Area (SF)                             1,367     1,367                                  1,273   1,273   1,273     1,273    1,273
Monthly Rent Per Sq. Ft.                  $ 0.70   $  0.95                               $   1.14  $ 1.14  $ 1.14  $   1.14  $  1.14

Monthly Rent              3B/2.5BA - 3A2  $  920   $ 1,399                     $  1,345            $1,345  $1,345  $  1,345  $ 1,345
Unit Area (SF)                             1,630     1,630                        1,699             1,699   1,699     1,699    1,699
Monthly Rent Per Sq. Ft.                  $ 0.56   $  0.86                     $   0.79            $ 0.79  $ 0.79  $   0.79  $  0.79

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                     Market Rent
                                       Unit Area  ----------------      Monthly         Annual
Unit Type            Number of Units   (Sq. Ft.)  Per Unit  Per SF      Income          Income
===============================================================================================
1Br/1Ba - 1A10              18              728    $  839   $1.15       $15,102        $181,224
2Br/2Ba - 2A20               8            1,060    $1,039   $0.98       $ 8,312        $ 99,744
2Br/2Ba - 2B20              24            1,222    $1,179   $0.96       $28,296        $339,552
3Br/2Ba - 3A20               6            1,367    $1,289   $0.94       $ 7,734        $ 92,808
3B/2.5Ba- 3A25               8            1,630    $1,359   $0.83       $10,872        $130,464
                                                            Total       $70,316        $843,792

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
BEXLEY HOUSE, COLUMBUS, OHIO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                                       FISCAL YEAR 2000    FISCAL YEAR 2001    FISCAL YEAR 2002    FISCAL YEAR 2003
                                      ------------------  ------------------  ------------------  ------------------
                                            ACTUAL              ACTUAL              ACTUAL        MANAGEMENT BUDGET
                                      ------------------  ------------------  ------------------  ------------------
       DESCRIPTION                     TOTAL    PER UNIT   TOTAL    PER UNIT   TOTAL    PER UNIT   TOTAL    PER UNIT
--------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                       $810,347  $ 12,662  $686,106  $ 10,720  $810,008  $ 12,656  $836,004  $ 13,063

  Vacancy                             $ 40,100  $    627  $ 54,849  $    857  $ 10,002  $    156  $ 12,400  $    194
  Credit Loss/Concessions             $  2,243  $     35  $ 15,815  $    247  $  2,550  $     40  $ 10,687  $    167
                                      ------------------------------------------------------------------------------
    Subtotal                          $ 42,343  $    662  $ 70,664  $  1,104  $ 12,552  $    196  $ 23,087  $    361

  Laundry Income                      $      0  $      0  $      0  $      0  $      0  $      0  $      0  $      0
  Garage Revenue                      $      0  $      0  $      0  $      0  $      0  $      0  $      0  $      0
  Other Misc. Revenue                 $ 68,716  $  1,074  $ 64,575  $  1,009  $ 79,710  $  1,245  $ 83,516  $  1,305
                                      ------------------------------------------------------------------------------
    Subtotal Other Income             $ 68,716  $  1,074  $ 64,575  $  1,009  $ 79,710  $  1,245  $ 83,516  $  1,305
                                      ------------------------------------------------------------------------------
Effective Gross Income                $836,720  $ 13,074  $680,017  $ 10,625  $877,166  $ 13,706  $896,433  $ 14,007

Operating Expenses
  Taxes                               $ 77,095  $  1,205  $ 89,090  $  1,392  $107,115  $  1,674  $110,322  $  1,724
  Insurance                           $  9,891  $    155  $  9,528  $    149  $ 13,381  $    209  $ 14,921  $    233
  Utilities                           $ 61,556  $    962  $ 77,248  $  1,207  $ 84,692  $  1,323  $ 84,610  $  1,322
  Repair & Maintenance                $ 21,605  $    338  $ 18,624  $    291  $ 13,289  $    208  $ 15,773  $    246
  Cleaning                            $ 26,633  $    416  $ 25,164  $    393  $ 33,470  $    523  $ 33,884  $    529
  Landscaping                         $      0  $      0  $      0  $      0  $      0  $      0  $      0  $      0
  Security                            $      0  $      0  $      0  $      0  $      0  $      0  $      0  $      0
  Marketing & Leasing                 $ 12,963  $    203  $ 22,824  $    357  $  5,703  $     89  $ 10,480  $    164
  General Administrative              $ 14,567  $    228  $ 14,167  $    221  $ 17,734  $    277  $ 15,068  $    235
  Management                          $ 42,044  $    657  $ 34,612  $    541  $ 44,430  $    694  $ 44,822  $    700
  Miscellaneous                       $122,192  $  1,909  $106,277  $  1,661  $124,584  $  1,947  $111,586  $  1,744
                                      ------------------------------------------------------------------------------
Total Operating Expenses              $388,546  $  6,071  $397,534  $  6,211  $444,398  $  6,944  $441,466  $  6,898

  Reserves                            $      0  $      0  $      0  $      0  $      0  $      0  $      0  $      0
                                      ------------------------------------------------------------------------------
Net Income                            $448,174  $  7,003  $282,483  $  4,414  $432,768  $  6,762  $454,967  $  7,109

                                       ANNUALIZED 2003
                                      ------------------
                                          PROJECTION           AAA PROJECTION
                                      ------------------  --------------------------
       DESCRIPTION                     TOTAL    PER UNIT   TOTAL    PER UNIT    %
------------------------------------------------------------------------------------
Revenues
  Rental Income                       $948,168  $  14,85  $843,792  $ 13,184  100.0%

  Vacancy                             $ 56,860  $    888  $ 42,190  $    659    5.0%
  Credit Loss/Concessions             $ 11,296  $    177  $  8,438  $    132    1.0%
                                      ---------------------------------------------
    Subtotal                          $ 68,156  $  1,065  $ 50,628  $    791    6.0%

  Laundry Income                      $      0  $      0  $      0  $      0    0.0%
  Garage Revenue                      $      0  $      0  $      0  $      0    0.0%
  Other Misc. Revenue                 $ 74,260  $  1,160  $ 67,200  $  1,050    8.0%
                                      ---------------------------------------------
    Subtotal Other Income             $ 74,260  $  1,160  $ 67,200  $  1,050    8.0%
                                      ---------------------------------------------
Effective Gross Income                $954,272  $ 14,911  $860,364  $ 13,443  100.0%

Operating Expenses
  Taxes                               $101,320  $  1,583  $108,800  $  1,700   12.6%
  Insurance                           $ 14,268  $    223  $ 14,720  $    230    1.7%
  Utilities                           $115,880  $  1,811  $ 84,800  $  1,325    9.9%
  Repair & Maintenance                $ 27,712  $    433  $ 14,400  $    225    1.7%
  Cleaning                            $ 42,840  $    669  $ 33,920  $    530    3.9%
  Landscaping                         $      0  $      0  $      0  $      0    0.0%
  Security                            $      0  $      0  $      0  $      0    0.0%
  Marketing & Leasing                 $ 10,256  $    160  $ 11,200  $    175    1.3%
  General Administrative              $ 17,224  $    269  $ 16,000  $    250    1.9%
  Management                          $ 28,776  $    450  $ 43,018  $    672    5.0%
  Miscellaneous                       $110,696  $  1,730  $115,200  $  1,800   13.4%
                                      ---------------------------------------------
Total Operating Expenses              $468,972  $  7,328  $442,058  $  6,907   51.4%

  Reserves                            $      0  $      0  $ 19,200  $    300    4.3%
                                      ---------------------------------------------
Net Income                            $485,300  $  7,583  $399,106  $  6,236   46.4%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 6% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
BEXLEY HOUSE, COLUMBUS, OHIO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $300 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $300 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                            CAPITALIZATION RATES
             ---------------------------------------------------
                   GOING-IN                      TERMINAL
             ---------------------------------------------------
              LOW            HIGH             LOW         HIGH
 RANGE       6.00%          10.00%           7.00%       10.00%
AVERAGE              8.14%                         8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
BEXLEY HOUSE, COLUMBUS, OHIO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.      SALE DATE    OCCUP.   PRICE/UNIT      OAR
  I-1            Sep-02      95%       $39,162      11.38%
  I-2            Mar-03      95%       $65,972       8.60%
  I-3            Apr-02      95%       $39,688       9.23%
  I-4            Jan-00       0%                      N/A
  I-5            Jan-00       0%                      N/A
                                           High     11.38%
                                            Low      8.60%
                                        Average      9.74%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.50%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.25%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $4,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
BEXLEY HOUSE, COLUMBUS, OHIO

approximately 39% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
BEXLEY HOUSE, COLUMBUS, OHIO

DISCOUNTED CASH FLOW ANALYSIS

                                  BEXLEY HOUSE

         YEAR                APR-2004   APR-2005  APR-2006  APR-2007  APR-2008  APR-2009
      FISCAL YEAR              1           2         3         4         5         6
========================================================================================
REVENUE

  Base Rent                  $843,792   $869,106  $895,179  $922,034  $ 949,65  $978,186

  Vacancy                    $ 42,190   $ 43,455  $ 44,759  $ 46,102  $ 47,485  $ 48,909
  Credit Loss                $  8,438   $  8,691  $  8,952  $  9,220  $  9,497  $  9,782
  Concessions                $ 52,032   $ 17,382  $      0  $      0  $      0  $      0
                             -----------------------------------------------------------
    Subtotal                 $102,660   $ 69,528  $ 53,711  $ 55,322  $ 56,982  $ 58,691

  Laundry Income             $      0   $      0  $      0  $      0  $      0  $      0
  GarageRevenue              $      0   $      0  $      0  $      0  $      0  $      0
  Other Misc. Revenue        $ 67,200   $ 69,216  $ 71,292  $ 73,431  $ 75,634  $ 77,903
                             -----------------------------------------------------------
    Subtotal Other Income    $ 67,200   $ 69,216  $ 71,292  $ 73,431  $ 75,634  $ 77,903

EFFECTIVE GROSS INCOME       $808,332   $868,793  $912,761  $940,143  $968,348  $997,398

OPERATING EXPENSES:

  Taxes                      $108,800   $112,064  $ 115,42  $118,889  $122,455  $126,129
  Insurance                  $ 14,720   $ 15,162  $ 15,616  $ 16,085  $ 16,567  $ 17,065
  Utilities                  $ 84,800   $ 87,344  $ 89,964  $ 92,663  $ 95,443  $ 98,306
  Repair & Maintenance       $ 14,400   $ 14,832  $ 15,277  $ 15,735  $ 16,207  $ 16,694
  Cleaning                   $ 33,920   $ 34,938  $ 35,986  $ 37,065  $ 38,177  $ 39,323
  Landscaping                $      0   $      0  $      0  $      0  $      0  $      0
  Security                   $      0   $      0  $      0  $      0  $      0  $      0
  Marketing & Leasing        $ 11,200   $ 11,536  $ 11,882  $ 12,239  $ 12,606  $ 12,984
  GeneralAdministrative      $ 16,000   $ 16,480  $ 16,974  $ 17,484  $ 18,008  $ 18,548
  Management                 $ 40,417   $ 43,440  $ 45,638  $ 47,007  $ 48,417  $ 49,870
  Miscellaneous              $115,200   $ 118,65  $ 122,21  $125,882  $129,659  $ 133,54
                             -----------------------------------------------------------
TOTAL OPERATING EXPENSES     $439,457   $454,451  $468,980  $483,049  $497,540  $512,467

  Reserves                   $19,200    $ 19,776  $ 20,369  $ 20,980  $ 21,610  $ 22,258
                             -----------------------------------------------------------
NET OPERATING INCOME         $349,675   $394,566  $423,412  $436,114  $449,198  $462,674
                             ===========================================================
  Operating Expense Ratio
   (% of EGI)                    54.4%      52.3%     51.4%     51.4%     51.4%     51.4%
  Operating Expense Per Unit $  6,867   $  7,101  $  7,328  $  7,548  $  7,774  $  8,007

          YEAR              APR-2010    APR-2011    APR-2012    APR-2013    APR-2014
        FISCAL YEAR            7           8           9          10          11
=======================================================================================
REVENUE

  Base Rent                  $1,007,532  $1,037,758  $1,068,890  $1,100,957  $1,133,986

  Vacancy                    $   50,377  $   51,888  $   53,445  $   55,048  $   56,699
  Credit Loss                $   10,075  $   10,378  $   10,689  $   11,010  $   11,340
  Concessions                $        0  $        0  $        0  $        0  $        0
                             ----------------------------------------------------------
    Subtotal                 $   60,452  $   62,265  $   64,133  $   66,057  $   68,039

  Laundry Income             $        0  $        0  $        0  $        0  $        0
  GarageRevenue              $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue        $   80,240  $   82,648  $   85,127  $   87,681  $   90,311
                             ----------------------------------------------------------
    Subtotal Other Income    $   80,240  $   82,648  $   85,127  $   87,681  $   90,311
                             ----------------------------------------------------------
EFFECTIVE GROSS INCOME       $1,027,320  $1,058,140  $1,089,884  $1,122,581  $1,156,258

OPERATING EXPENSES:

  Taxes                      $  129,913  $  133,810  $  137,825  $  141,959  $  146,218
  Insurance                  $   17,576  $   18,104  $   18,647  $   19,206  $   19,782
  Utilities                  $  101,256  $  104,293  $  107,422  $  110,645  $  113,964
  Repair & Maintenance       $   17,194  $   17,710  $   18,241  $   18,789  $   19,352
  Cleaning                   $   40,502  $   41,717  $   42,969  $   44,258  $   45,586
  Landscaping                $        0  $        0  $        0  $        0  $        0
  Security                   $        0  $        0  $        0  $        0  $        0
  Marketing & Leasing        $   13,373  $   13,775  $   14,188  $   14,613  $   15,052
  GeneralAdministrative      $   19,105  $   19,678  $   20,268  $   20,876  $   21,503
  Management                 $   51,366  $   52,907  $   54,494  $   56,129  $   57,813
  Miscellaneous              $  137,555  $  141,681  $  145,932  $  150,310  $  154,819
                             ----------------------------------------------------------
TOTAL OPERATING EXPENSES     $  527,841  $  543,676  $  559,986  $  576,786  $  594,089

  Reserves                   $   22,926  $   23,614  $   24,322  $   25,052  $   25,803
                             ----------------------------------------------------------
NET OPERATING INCOME         $  476,554  $  490,850  $  505,576  $  520,743  $  536,365
                             ==========================================================
  Operating Expense Ratio
   (% of EGI)                      51.4%       51.4%       51.4%       51.4%       51.4%
  Operating Expense Per Unit $    8,248  $    8,495  $    8,750  $    9,012  $    9,283

Estimated Stabilized NOI   $399,106   Sales Expense Rate     2.00%
Months to Stabilized             12   Discount Rate         11.50%
Stabilized Occupancy           95.0%  Terminal Cap Rate     10.25%

Gross Residual Sale Price $5,232,834  Deferred Maintenance          $        0
  Less: Sales Expense     $  104,657  Add: Excess                   $        0
                          ----------
Net Residual Sale Price   $5,128,177  Other Adjustments             $        0
                                                                    ----------
PV of Reversion           $1,726,690  Value Indicated By "DCF"      $4,401,735
Add: NPV of NOI           $2,675,045                        Rounded $4,400,000
                          ----------
PV Total                  $4,401,735

                         "DCF" VALUE SENSITIVITY TABLE

                                                 DISCOUNT RATE
                         -----------------------------------------------------------------
   TOTAL VALUE            11.00%       11.25%         11.50%         11.75%       12.00%
==========================================================================================
              9.75%     $4,638,512   $4,563,587     $4,490,283     $4,418,561   $4,348,380
             10.00%     $4,591,045   $4,517,176     $4,444,902     $4,374,185   $4,304,985
             10.25%     $4,545,893   $4,473,028     $4,401,735     $4,331,974   $4,263,706
TERMINAL     10.50%     $4,502,891   $4,430,984     $4,360,624     $4,291,773   $4,224,394
CAP RATE     10.75%     $4,461,890   $4,390,894     $4,321,424     $4,253,441   $4,186,909

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
BEXLEY HOUSE, COLUMBUS, OHIO

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $61,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.50% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
BEXLEY HOUSE, COLUMBUS, OHIO

                                  BEXLEY HOUSE

                                                          TOTAL      PER SQ. FT.   PER UNIT    %OF EGI
=======================================================================================================
REVENUE
  Base Rent                                             $  843,792     $ 11.69      $13,184

  Less: Vacancy & Collection Loss             6.00%     $   50,628     $  0.70      $   791

  Plus: Other Income
    Laundry Income                                      $        0     $  0.00      $     0     0.00%
    Garage Revenue                                      $        0     $  0.00      $     0     0.00%
    Other Misc. Revenue                                 $   67,200     $  0.93      $ 1,050     7.81%
                                                        --------------------------------------------
      Subtotal Other Income                             $   67,200     $  0.93      $ 1,050     7.81%

  EFFECTIVE GROSS INCOME                                $  860,364     $ 11.92      $13,443

  OPERATING EXPENSES:
  Taxes                                                 $  108,800     $  1.51      $ 1,700    12.65%
  Insurance                                             $   14,720     $  0.20      $   230     1.71%
  Utilities                                             $   84,800     $  1.18      $ 1,325     9.86%
  Repair & Maintenance                                  $   14,400     $  0.20      $   225     1.67%
  Cleaning                                              $   33,920     $  0.47      $   530     3.94%
  Landscaping                                           $        0     $  0.00      $     0     0.00%
  Security                                              $        0     $  0.00      $     0     0.00%
  Marketing & Leasing                                   $   11,200     $  0.16      $   175     1.30%
  General Administrative                                $   16,000     $  0.22      $   250     1.86%
  Management                                  5.00%     $   43,018     $  0.60      $   672     5.00%
  Miscellaneous                                         $  115,200     $  1.60      $ 1,800    13.39%

TOTAL OPERATING EXPENSES                                $  442,058     $  6.13      $ 6,907    51.38%

  Reserves                                              $   19,200     $  0.27      $   300     2.23%
                                                        --------------------------------------------
NET OPERATING INCOME                                    $  399,106     $  5.53      $ 6,236    46.39%
                                                        ============================================
  "GOING IN" CAPITALIZATION RATE                              9.50%

  VALUE INDICATION                                      $4,201,118     $ 58.22      $65,642

  PV OF CONCESSIONS                                    ($   61,000)

  "AS IS" VALUE INDICATION
      (DIRECT CAPITALIZATION APPROACH)                  $4,140,118

                        ROUNDED                         $4,100,000     $ 56.82      $64,063

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
BEXLEY HOUSE, COLUMBUS, OHIO

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE             VALUE           ROUNDED        $/UNIT           $/SF
==========================================================================
 8.75%            $4,500,214       $4,500,000       $70,313         $62.37
 9.00%            $4,373,514       $4,400,000       $68,750         $60.98
 9.25%            $4,253,662       $4,300,000       $67,188         $59.59
 9.50%            $4,140,118       $4,100,000       $64,063         $56.82
 9.75%            $4,032,397       $4,000,000       $62,500         $55.44
10.00%            $3,930,063       $3,900,000       $60,938         $54.05
10.25%            $3,832,720       $3,800,000       $59,375         $52.67

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $4,100,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                 $4,400,000
Direct Capitalization Method                  $4,100,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $4,400,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
BEXLEY HOUSE, COLUMBUS, OHIO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                                        Not Utilized
Sales Comparison Approach                            $  4,400,000
Income Approach                                      $  4,400,000
Reconciled Value                                     $  4,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of April 30, 2003 the market value of the fee simple estate in the property is:

                                   $4,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
BEXLEY HOUSE, COLUMBUS, OHIO

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BEXLEY HOUSE, COLUMBUS, OHIO

                                   EXHIBIT A
                               SUBJECT PHOTOGRAPH

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BEXLEY HOUSE, COLUMBUS, OHIO

                                                                       EXHIBIT A

                              SUBJECT PHOTOGRAPHS

                [PICTURE]                              [PICTURE]

        EXTERIOR-VIEW FROM STREET               EXTERIOR-WEST BUILDING

                [PICTURE]                              [PICTURE]

        EAST BROAD STRRET- EASTBOUND            INTERIOR-TYPICAL BATH

                [PICTURE]                              [PICTURE]

         INTERIOR-TYPICAL KITCHEN             INTERIOR-TYPICAL LOVING ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BEXLEY HOUSE, COLUMBUS, OHIO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BEXLEY HOUSE, COLUMBUS, OHIO

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1             COMPARABLE I-2         COMPARABLE I-3
  SHAKER SQUARE APTS            RIVER OAKS           WOODSIDE PLACE
280 Barkley Place West    2299 River Oaks Drive     3280 Tivoli Court
   Columbus, Ohio             Columbus, Ohio          Columbus, Ohio

      [PICTURE]                 [PICTURE]               [PICTURE]

         N/A                       N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BEXLEY HOUSE, COLUMBUS, OHIO

                    SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                        COMPARABLE
         DESCRIPTION                            SUBJECT                                    R - 1
===================================================================================================================
  Property Name                   Bexley House                           Parkview Arms
  Management Company              Aimco                                  N/A
LOCATION:
  Address                         2877 East Broad Street                 485 Parkview Street
  City, State                     Columbus, Ohio                         Columbus, Ohio
  County                          Franklin                               Franklin
  Proximity to Subject                                                   1 Mile to the Southwest
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          72,154                                 107,816
  Year Built                      1972                                   1966 - 1976
  Effective Age                   12                                     15
  Building Structure Type         Brick siding, built-up roofs           Masonry siding, composition built-up roofs
  Parking Type (Gr., Cov., etc.)  Open, Covered                          Open, Covered
  Number of Units                 64                                     103
  Unit Mix:                            Type        Unit Qty. Mo. Rent         Type        Unit Qty. Mo. Rent
                                  1 1Br/1Ba -  1A10  728  18  $745       1 1Br/1Ba        819   24   $695
                                  2 2Br/2Ba -  2A20 1,060  8  $750       3 2 Br/2Ba     1,157    1   $885
                                  3 2Br/2Ba -  2B20 1,222 24  $810         1Br/1.5Ba      796    8   $740
                                  4 3Br/2Ba -  3A20 1,367  6  $955
                                  5 3B/2.5Ba-  3A25 1,630  8  $920
  Average Unit Size (SF)          1,127                                  1,047
  Unit Breakdown:                   Efficiency  0%   2-Bedroom   50%       Efficiency  0%     2-Bedroom       69%
                                    1-Bedroom  28%   3-Bedroom   22%       1-Bedroom  31%     3-Bedroom        0%
CONDITION:                        Average                                Average
APPEAL:                           Good                                   Average
AMENITIES:
  Unit Amenities                    Attach. Garage     Vaulted Ceiling     Attach. Garage       Vaulted Ceiling
                                    Balcony         X  W/D Connect.      X Balcony         X    W/D Connect.
                                    Fireplace          Other               Fireplace            Other
                                  X Cable TV Ready                       X Cable TV Ready
  Project Amenities                 Swimming Pool      Car Wash            Swimming Pool        Car Wash
                                    Spa/Jacuzzi Car    BBQ Equipment       Spa/Jacuzzi Car      BBQ Equipment
                                    Basketball Court   Theater Room        Basketball Court     Theater Room
                                    Volleyball Court   Meeting Hall        Volleyball Court     Meeting Hall
                                    Sand Volley Ball   Secured Parking     Sand Volley Ball     Secured Parking
                                    Tennis Court     X Laundry Room        Tennis Court         Laundry Room
                                    Racquet Ball     X Business Office     Racquet Ball     X   Business Office
                                    Jogging Track                          Jogging Track
                                    Gym Room                               Gym Room
OCCUPANCY:                        82%                                    100%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                         6 to 18 Months
  Concessions                     1 Month Free                           None
Pet Deposit                       $200 - $300                            $200
  Utilities Paid by Tenant:       X   Electric      X   Natural Gas      X   Electric X   Natural Gas
                                  X   Water             Trash            X   Water        Trash
  Confirmation                    April 29, 2003; Mary Ann Straty (PM)   April 29, 2003; Mary Ann Straty (PM)
  Telephone Number                (614) 237-8004                         (614) 237-8004
NOTES:                                                                   None

  COMPARISON TO SUBJECT:                                                 Slightly Inferior

                                                 COMPARABLE                              COMPARABLE
         DESCRIPTION                                R - 2                                   R - 3
================================================================================================================
  Property Name                   Parkhill                                The Meridian
  Management Company              N/A                                     Fairfield Properties
LOCATION:
  Address                         1245 Park Plaza Drive                   1401 Aschinger Boulevard
  City, State                     Columbus, Ohio                          Columbus, Ohio
  County                          Franklin                                Franklin
  Proximity to Subject            2+ Miles to the Southeast               2+ Miles to the West
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          247,774                                 478,000
  Year Built                      1990                                    2000
  Effective Age                   5                                       3
  Building Structure Type         Brick veneer, fiberglass siding; roofs  Masonry shingle tile roofs
  Parking Type (Gr., Cov., etc.)  Open, Covered garages                   Open, Covered garages
  Number of Units                 137                                     480
  Unit Mix:                            Type        Unit Qty. Mo. Rent          Type       Unit  Qty. Mo. Rent
                                  3 2Br/2Ba       1,483  18   $1,245      1 1Br/1Ba        702   96  $  840
                                  5 3Br/2Ba       1,699  20   $1,345      1 1Br/1Ba        817   96  $  915
                                                                          2 2Br/2Ba      1,022   96  $1,010
                                                                          3 2Br/2Ba      1,164   96  $1,185
                                                                          4 3Br/2Ba      1,273   96  $1,450
  Average Unit Size (SF)          1,597                                   996
  Unit Breakdown:                   Efficiency  0%    2-Bedroom    50%    Efficiency    0%   2-Bedroom   40%
                                    1-Bedroom   0%    3-Bedroom    50%    1-Bedroom    40%   3-Bedroom   20%
CONDITION:                        Good                                    Good
APPEAL:                           Very Good                               Very Good
AMENITIES:
  Unit Amenities                  X Attach. Garage      Vaulted Ceiling     Attach. Garage      Vaulted Ceiling
                                  X Balcony         X   W/D Connect.      X Balcony         X   W/D Connect.
                                  X Fireplace           Other             X Fireplace           Other
                                  X Cable TV Ready                        X Cable TV Ready
  Project Amenities               X Swimming Pool       Car Wash          X Swimming Pool       Car Wash
                                    Spa/Jacuzzi Car     BBQ Equipment     X Spa/Jacuzzi Car     BBQ Equipment
                                    Basketball Court    Theater Room        Basketball Court    Theater Room
                                    Volleyball Court X  Meeting Hall        Volleyball CourtX   Meeting Hall
                                    Sand Volley Ball    Secured Parking     Sand Volley Ball    Secured Parking
                                  X Tennis Court        Laundry Room        Tennis Court        Laundry Room
                                    Racquet Ball     X  Business Office     Racquet Ball     X  Business Office
                                    Jogging Track                           Jogging Track
                                    Gym Room                              X Gym Room
OCCUPANCY:                        95%                                     95%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                          6 to 15 Months
  Concessions                     None                                    $100 off each month for 1 year
  Pet Deposit                     $300                                    $200-$300
  Utilities Paid by Tenant:       X    Electric   X   Natural Gas         X   Electric X   Natural Gas
                                  X    Water          Trash               X   Water        Trash
  Confirmation                    April 29, 2003; Mary Ann Straty (PM)    April 29, 2003, Fairfield Properties
  Telephone Number                (614) 237-8004                          (614) 291-0027
NOTES:                            None                                    None

  COMPARISON TO SUBJECT:          Superior                                Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BEXLEY HOUSE, COLUMBUS, OHIO

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1              COMPARABLE R-2               COMPARABLE R-3
   PARKVIEW ARMS                  PARKHILL                   THE MERIDIAN
485 Parkview Street        1245 Park Plaza Drive       1401 Aschinger Boulevard
   Columbus, Ohio              Columbus, Ohio               Columbus, Ohio

      [PICTURE]                 [PICTURE]                        N/A

        N/A                         N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BEXLEY HOUSE, COLUMBUS, OHIO

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BEXLEY HOUSE, COLUMBUS, OHIO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BEXLEY HOUSE, COLUMBUS, OHIO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BEXLEY HOUSE, COLUMBUS, OHIO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
BEXLEY HOUSE, COLUMBUS, OHIO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Richard Mupo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 /s/ F. Brian Johnson
                                              ---------------------------------
                                                     Brian Johnson, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BEXLEY HOUSE, COLUMBUS, OHIO

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BEXLEY HOUSE, COLUMBUS, OHIO

                              F. BRIAN JOHNSON, MAI

                 MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation                Mr. Johnson has completed appraisals for
                           securitization and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                           Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

  Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

  Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L.
                           W. Ellwood & Co.

EDUCATION                  Fairleigh Dickinson
                             Bachelor of Science - Finance

STATE CERTIFICATIONS       State of New Jersey, General Appraiser, #42RG00158300

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BEXLEY HOUSE, COLUMBUS, OHIO

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS

VALUATION AND              Several courses are completed on an annual basis as
SPECIAL COURSES            part of the continuing education requirements of the
                           Appraisal Institute. In addition, Mr. Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS               "Operational Items to Consider When Appraising a
                           Regional Mall," Appraisal Journal, 1991

AMERICAN APPRAISAL ASSOCIATES, INC.
BEXLEY HOUSE, COLUMBUS, OHIO

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
BEXLEY HOUSE, COLUMBUS, OHIO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.